UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 10/A

Amendment No. 4

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

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Solitario Resources Corporation

(Exact name of registrant as specified in its charter)

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Colorado	84-1285791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

(303) 534-1030

(Address, including zip code, and telephone number, including area code, of principal executive offices)

______________________

Securities to be registered pursuant to Section 12(b) of the Act:           None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value

(Title of Class)

SOLITARIO RESOURCES CORPORATION

I.     INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10        BY REFERENCE

Item No.	Caption	Location in Information Statement
1.	Business	"Summary"; "Summary Financial Information"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and "Business"

2.	Financial Information	"Summary"; "Selected Historical Consolidated Financial and Other Data"; and "Management's Discussion and Analysis of Financial Condition and Results of Operations"

3.	Properties	"Business"

4.	Security Ownership of Certain Beneficial Owners and Management	"Principal Stockholders"

5.	Directors and Executive Officers	"Management of Solitario Resources Corporation"

6.	Executive Compensation	"Management of Solitario Resources Corporation"

7.	Certain Relationships and Related Transactions	"Management's Discussion and Analysis of Financial Condition and Results of Operations - Related Party Transactions"

8.	Legal Proceedings	"Business - Legal Proceedings"

9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters	"Market for our Common Stock"; "Dividend Policy"; and "Principal Stockholders"

10.	Recent Sales of Unregistered Securities	Not included - see Part II below

11.	Description of Registrant's Securities to be Registered	"Description of Capital Stock"

12.	Indemnification of Directors and Officers	"Management of Solitario Resources Corporation - Indemnification of Directors"

13.	Financial Statements and Supplementary Data	"Summary"; "Selected Historical Consolidated Financial and Other Data"; and "Consolidated Financial Statements of Solitario Resources Corporation"

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not included - see Part II below

15.	Financial Statements and Exhibits	"Index to Solitario Resource Corporation's Consolidated Financial Statements" and see Part II below

II.     INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 10.     Recent Sales of Unregistered Securities

    In January, April, June and September of 2001, we issued a total of 62,487 shares of our common stock, as payment for and to maintain certain property interests valued by us at $38,742, to a property owner located outside of the United States pursuant to Regulation S.

          On November 4, 2003 we sold 1,500,000 shares of our common stock for Cdn$1,800,000 to certain Canadian based funds managed by Sprott Securities of Toronto, Ontario, Canada pursuant to Regulation S. A finder's fee of approximately Cdn$50,000 was paid to the individual who introduced us to Sprott Securities.

          On December 29, 2003 a former Crown employee exercised an option granted under the Solitario Resources Corporation 1994 Stock Option Plan for 16,000 shares of our common stock at an exercise price of Cdn$1.16 per share pursuant to rule 701.

          On January 6, 2004, Leonard Harris, a director, exercised an option granted under the Solitario Resources Corporation 1994 Stock Option Plan for 20,000 shares of our common stock at an exercise price of Cdn$1.16 per share pursuant to rule 701.

          During March 2004, holders exercised options granted under the Solitario Resources Corporation 1994 Stock Option Plan for 651,000 shares of our common stock, at an exercise price of Cdn$1.16 per share pursuant to rule 701.

          During March 2004, holders exercised options granted under the Solitario Resources Corporation 1994 Stock Option Plan for 38,000 shares of our common stock, at an exercise price of Cdn$1.22 per share pursuant to rule 701.

          During June 2004, holders exercised options granted under the Solitario Resources Corporation 1994 Stock Option Plan for 312,000 shares of our common stock, at an exercise price of Cdn$1.22 per share pursuant to rule 701.

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 15.     Financial Statements and Exhibits

(b) Exhibits:
Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Solitario Resources Corporation

3.2	Amended and Restated By-laws of Solitario Resources Corporation

4.1	Form of Common Stock Certificate of Solitario Resources Corporation

10.1	Voting Agreement dated April 15, 2002 between Solitario Resources Corporation, Zoloto Investors, LP and Crown Resources Corporation

10.2	Solitario Resources Corporation 1994 Stock Option Plan

10.3	Management and Technical Services Agreement between Crown Resources Corp. of Colorado and Solitario Resources Corporation dated January1, 1994

10.4	First Amendment to the Management and Technical Services Agreement between Crown Resources Corp. of Colorado and Solitario Resources Corporation dated March 25, 1999

10.5	Second Amendment to the Management and Technical Services Agreement between Crown Resources Corp. of Colorado and Solitario Resources Corporation dated November 16, 2000

10.6	Third Amendment to the Management and Technical Services Agreement between Crown Resources Corp. of Colorado and Solitario Resources Corporation dated July 1, 2002

10.7	First Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated December 15, 1995 increasing the number of shares available for grant under the plan from 1,100,000 to 1,170,000

10.8	Second Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated December 11, 1996 increasing the number of shares available for grant under the plan from 1,170,000 to 1,386,000.

10.9	Third Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated April 16, 1997 increasing the number of shares available for grant under the plan from 1,386,000 to 1,536,000

10.10	Fourth Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated June 4, 1999 increasing the number of shares available for grant under the plan from 1,536,000 to 1,936,000

10.11	Fifth Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated June 15, 2000 increasing the number of shares available for grant under the plan from 1,936,000 to 2,336,000

10.12	Sixth Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated June 15, 2000 increasing the number of shares available for grant under the plan from 2,336,000 to 3,136,000

10.13	Seventh Amendment to the Solitario Resources Corporation 1994 Stock Option Plan dated June 26, 2002 increasing the number of shares available for grant under the plan from 3,136,000 to 3,736,000

10.14

Termination and Royalty Agreement between Altoro Mineracao, Ltd,, Brazil, a wholly-owned subsidiary of ours, and Unamgem mineracao E Metalurgia S.A., a Brazilian subsidiary of Eldorado Gold Corporation dated September 30, 2003, with respect to certain concessions to our Pedra Branca Project in Ceara State, Brazil Complete Portuguese text of the agreement with an English translation summary

10.15

Letter Agreement between Bear Creek Mining Company of Tuscon, AZ and Minera Solitario Peru S.A.C. ,a wholly-owned subsidiary of ours dated July 31, 2003, with respect to our La Pampa Gold Project in Peru

10.16	Letter Agreement between Anglo American Platinum Corporation and us dated January 28, 2003, with respect to our Pedra Branca Project in Ceara State, Brazil

10.17

Option to Purchase Mineral Concessions between Compania Minera Andes Sur, a wholly-owned subsidiary of ours and certain land owners dated July 31, 2003, with respect to the Triunfo poly-metalic Project in Bolivia. English translation summary of the original Spanish language Option Agreement

10.18

Option agreement dated February 17, 2004, between Compania Minera Andes Sur, a wholly-owned subsidiary of ours and Silvestre Mamani Fenandez and Benita Zaida Cuiza Barrera, who are certain land owners of the San Pablo project in Bolivia. English translation summary of the original Spanish language Option Agreement

10.19	Letter agreement dated February 18, 2004 between us and CES Exploration Services, LLC the owner of certain claims located in Churchill County, Nevada with respect to the CC Project.

10.20

Letter agreement dated April 2, 2004, between Newmont Peru, Ltd and us whereby Newmont Peru, Ltd. may acquire up to a 65% interest in our La Tola Project, located in Peru, by spending $7 million over a four year period.

21.1	Subsidiaries of Solitario Resources Corporation

99.1	Solitario Resources Corporation Information Statement dated June xx 2004

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Solitario Resources Corporation

By:   /s/ Christopher E. Herald

Name:     Christopher E. Herald

Title:     President and Chief Executive Officer

Dated: July 1, 2004